Exhibit 99.1

Press Release

CONTACT:           Tricia Haugeto

Array BioPharma Inc.

(303) 386-1193

thaugeto@arraybiopharma.com

ARRAY BIOPHARMA’S KSP INHIBITOR FOR CANCER TO ADVANCE INTO HUMAN CLINICAL TRIALS

- Phase 1 Trial Expected to Commence in Early 2007 -

Boulder, Colo., (December 28, 2006) – Array BioPharma Inc. (NASDAQ: ARRY) filed an Investigational New Drug (IND) application for ARRY-520 with the U.S. Food & Drug Administration and is now able to proceed with human clinical studies.   ARRY-520 is a potent Kinesin Spindle Protein (KSP) inhibitor that caused marked tumor regression in preclinical models of human solid tumors and human leukemias, often leading to durable responses.

Array plans to commence the Phase 1 clinical trial at three academic medical centers in the United States.  The open-label, dose-escalation trial is designed to evaluate the safety and tolerability and pharmacokinetics of ARRY-520 following intravenous administration to patients with advanced cancer.  In addition, the trial is designed to examine indicators of therapeutic activity in these patients.

“Advancing ARRY-520, our small molecule KSP inhibitor, into clinical trials is a significant achievement for Array and marks our fourth drug to enter clinical development during 2006 and fifth drug overall,” said Kevin Koch, Ph.D., President and Chief Scientific Officer. “We’ve now achieved our goal of having five drugs in clinical development by the end of 2006.”

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases.  Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important protein targets.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

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Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2006, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of December 28, 2006. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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